Exhibit 10.2

Notice of Grant of Restricted	American Eagle Outfitters, Inc.
Stock Units and Restricted Stock	77 Hot Metal Street
Units Award Agreement	Pittsburgh, PA 15203

Participant ID	Plan:	2005A
Participant Name	Product ID:

Effective <insert grant date> (the “Grant Date”), you have been granted an award of <insert shares granted> units of restricted stock (the “RSU’s”) under the American Eagle Outfitters, Inc. 2005 Stock Award and Incentive Plan, as amended on June 16, 2009 (the “Plan”). Each RSU represents the right to receive one share of American Eagle Outfitters, Inc. (the “Company”) Common Stock, $0.01 par value per share, at a future point in time. This award is subject to the terms and conditions contained in this Notice and Agreement, as well as the terms and conditions of the Plan.
The RSU’s shall vest over three years in equal annual increments unless a performance goal for the performance period of service consisting of the Company’s fiscal year ending <insert period ending date> is achieved. The performance goal shall be based on the Company’s <insert performance goal>. The performance goal for <insert fiscal period> for this RSU Awards is set at one level of <insert target level performance goal>.
If the <insert performance goal> is equal to or better than the Target level, then 100% of the RSU’s shall vest. The Compensation Committee of the Company’s Board of Directors (the “Committee”), shall determine and certify in writing the achievement of the aforementioned performance goal after the end of the performance period based on the financial statements of the Company for the year ending <insert period ending date>. On the date of certification such restrictions will lapse. If the <insert performance goal> is worse than the Target level, then the RSU’s vest over three years in equal annual increments with the first third vesting on the date of the Compensation Committee certification and with the second two thirds vesting on the second and third anniversary of the grant date, if not previously vested.
As provided in the Plan and this Notice and Agreement, this award may terminate before the restrictions lapse. For example, if your employment with the Company ends before the date the restrictions lapse, this award will terminate and the RSU’s awarded shall revert to the Company. You should refer to paragraph 4 of this Notice and Agreement for further information concerning how changes in employment affect termination of this award.
By signing below, you agree that this award is governed by this Notice and Agreement, and by the terms and conditions contained in the Plan, as amended from time to time, and incorporated into this Notice and Agreement by reference.
American Eagle Outfitters, Inc.

By:
Date

	Employee	Date

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD
     1. Grant of Award. The Company hereby grants to Employee as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, an award of the number of restricted stock units (“RSU’s”) of common stock of the Company set forth on page 1 of this Notice and Agreement, which RSU’s are granted on the Grant Date, subject to all the terms and conditions in this Notice and Agreement and in the Company’s 2005 Stock Award and Incentive Plan, as amended on June 16, 2009 (the “Plan”). Each RSU represents the right to receive one share of the Company’s Common Stock, $0.01 par value per share, at a future point in time.
     2. Rights of the Employee with Respect to the Restricted Stock Units.
a) No Shareholder Rights. The RSU’s granted pursuant to this Award do not and shall not entitle Employee to any rights of a shareholder of Common Stock. The rights of Employee with respect to the RSU’s shall remain forfeitable at all times prior to the date on which such rights become vested and the restrictions with respect to the RSU’s lapse, in accordance with Section 3.
b) Additional Restricted Stock Units. As long as Employee holds RSU’s granted pursuant to this Award, the Company shall credit to Employee, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of RSU’s (“Additional RSU’s” ) equal to the total number of whole RSU’s and Additional RSU’s previously credited to Employee under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such pay date, divided by the Fair Market Value of a share of Common Stock on such pay date. Any fractional RSU resulting from such calculation shall be included in the Additional RSU’s. A report showing the number of Additional RSU’s so credited shall be sent to Employee periodically, as determined by the Company. The Additional RSU’s so credited shall be subject to the same terms and conditions as the RSU’s to which such Additional RSU’s relate and the Additional RSU’s shall be forfeited in the event that the RSU’s with respect to which such Additional RSU’s were credited are forfeited.
c) Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Employee prior to the date on which the RSU’s vest and the restrictions with respect to the RSU’s lapse, as set forth on page 1 of this Notice and Agreement. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. After any RSU’s vest as set forth on page 1 of this Notice and Agreement, the Company shall promptly cause to be issued one share of Common Stock for each RSU in book-entry form, registered in Employee’s name or in the name of Employee’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole RSU’s and any Additional RSU’s. The value of any fractional RSU shall be rounded up to the nearest whole share at the time certificates are delivered to Employee in payment of the RSU’s and any Additional RSU’s.
     3. Removal of Restrictions. Shares of Stock issued pursuant to RSU’s awarded under the Plan shall be issued as soon as practicable after vesting, as set forth on page 1 of this Notice and Agreement. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions; provided, however, that the Period of Restriction on RSU’s granted to a Section 16 Person may not lapse until at least six (6) months after the Grant Date and further subject to the restrictions in the Plan with respect to Covered Employees. The restrictions with respect to the RSU’s shall lapse and the RSU’s shall vest in the Employee without restriction to the extent specified in the Plan upon any “Change of Control” as defined in the Plan.
     After the restrictions have lapsed, the Shares shall be freely transferable by the Employee, subject to the terms of this Notice and Agreement and the Plan.
     4. Termination of Service. The RSU’s as to which restrictions have not lapsed upon the date and time of the employee’s Termination of Service, for a reason other than the employee’s death, Disability or Retirement, shall terminate and thereupon revert to the Company automatically and without charge to the Company. Such RSU’s shall thereafter be available for grant under the Plan. In the event of a Termination of Service as a result of the Employee’s death, Disability or Retirement, all contractual restrictions shall lapse and the Shares shall be vested in full subject to proration based on the number of days of Employee’s full time employment during the either one year vesting period (if performance goals are achieved) or the three year vesting period.
     5. Continuous Employment Required. Subject to the provisions of paragraph 4 above, Restrictions on RSU’s shall not lapse and the RSU’s vest in accordance with any of the provisions of this Notice and Agreement unless Employee shall have been continuously employed by the Company or by one of its Affiliates from the date of the award until the date such restrictions are deemed to have lapsed.
     6. Forfeiture of Award. Notwithstanding anything in this Notice and Agreement to the contrary, the RSU’s represented by this Award may be forfeited in accordance with the provisions of Section 10 of the Plan.

     7. Withholding Taxes. Notwithstanding anything in this Notice and Agreement to the contrary, no certificate representing Stock may be issued unless and until Employee shall have delivered to the Company or its designated Affiliate, the full amount of any federal, state or local income and other withholding taxes. Payment of withholding taxes must be made by returning shares back to the Company.
     8. Beneficiary Designation. If permitted by the Committee, Employee may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of Employee’s death. In order to be effective, a beneficiary designation must be made by the Employee in a form and manner acceptable to the Company. If Employee fails to make an effective beneficiary designation, or if no such beneficiary survives Employee, then the vested but unpaid benefits remaining at the Employee’s death shall be paid to the Employee’s estate.
     9. Non-transferability of Award. Until the end of the Period of Restriction set forth on page 1 of this Notice and Agreement, the RSU’s granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise) other than: (a) by will; (b) by the laws of descent and distribution; or (c) as provided in Section 11(b) of the Plan.
     10. Conditions to Issuance of Shares. The shares of stock deliverable to Employee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for shares of stock hereunder prior to fulfillment of all of the following conditions: (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; (b) The completion of any registration or other qualification of such shares under any State or Federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) The obtaining of any approval or other clearance from any State or Federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) The lapse of such reasonable period of time following the date of grant of the RSU’s as the Committee may establish from time to time for reasons of administrative convenience.
     11. Plan Governs. This Notice and Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Notice and Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Undefined capitalized terms used in this Notice and Agreement shall have the meanings set forth in the Plan.
     12. No Right to Continued Employment. Employee understands and agrees that this Notice and Agreement does not impact in any way the right of the Company, or any Affiliate of the Company employing Employee, to terminate the employment or change the terms of the employment of Employee at any time for any reason whatsoever, with or without cause. Employee understands and agrees that his or her employment with the Company or an Affiliate is on an “at-will” basis only.
     13. Addresses for Notices. Any notice to be given to the Company under the terms of this Notice and Agreement shall be addressed to the Company, in care of General Counsel, at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, or at such other address as the Company may hereafter designate in writing. Any notice to be given to Employee shall be addressed to Employee at the address set forth on page 1 of this Notice and Agreement, or at such other address for Employee maintained on the books and records of the Company.
     14. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Notice and Agreement.
     15. Agreement Severable. In the event that any provision in this Notice and Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Notice and Agreement.